Exhibit 5.1

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

August 1, 2022

AgriForce Growing Systems, Ltd.

Ladies and Gentlemen:

I have acted as counsel to AgriForce Growing Systems, Ltd., a BC corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and resale by selling stockholders of up to 10,423,986 shares of common stock of the Company (the “Shares”) issued and issuable by the Company, consisting of 6,317,568 common shares issuable upon complete conversions of the Debentures and 4,106,418 shares issuable upon complete exercise of the Warrants (as defined in the Registration Statement). The Shares were issued pursuant to the Company’s Securities Purchase Agreement (as defined in the Registration Statemenbt) and issuable pursuant to the terms of the Debentures, as applicable.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date,(iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the aforementioned Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

I express no opinion other than as to the federal laws of the United States of America, the laws of New York State, and the BC Business Corporation Law (assuming substantial similarity to New York law). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.